Exhibit 5.1

McCarter & English, LLP 250 W 55th St 13th Fl New York, NY 10019

www.mccarter.com

October 5, 2026

Indaptus Therapeutics, Inc.

3 Columbus Circle 15th Floor

New York, New York 10019

Re:	Indaptus Therapeutics, Inc.

To Whom It May Concern:

We have acted as special counsel to Indaptus Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 13,324,232 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which may be issued pursuant to the Indaptus Therapeutics, Inc. 2026 Equity Incentive Plan (the “Plan”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the Shares.

In connection with this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, including the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, as amended and in effect as of the date hereof, the Company’s Amended and Restated Bylaws, as amended and in effect as of the date hereof, the Plan, and the corporate proceedings relating to the adoption and approval of the Plan and the registration of the Shares. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. We have also assumed that, at the time of issuance of any Shares, there will be a sufficient number of shares of Common Stock authorized and available for issuance under the Company’s certificate of incorporation.

We are opining herein only as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, when the Shares have been issued by the Company in accordance with the Plan and the applicable award agreements, for consideration not less than the par value thereof, and assuming that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and are duly granted, awarded, exercised and/or settled in accordance with applicable law, the Plan and the applicable award agreements, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter speaks only as of the date hereof, and we undertake no obligation to update or supplement this opinion letter if facts or circumstances come to our attention or changes in law occur after the date hereof that could affect the opinions expressed herein.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ McCarter & English, LLP

McCarter & English, LLP